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              [LETTERHEAD OF RUBIN BAUM LEVIN CONSTANT & FRIEDMAN

                                  June 14, 1996



Bigmar, Inc.
6660 Doubletree Avenue
Columbus, Ohio  43229

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-1, File No. 333-3830 (the "Registration Statement"), filed by Bigmar, Inc. (the "Company") with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended:

                         (i) 1,437,500 shares of the Company's common stock, par value $0.001 per share ("Common Stock"), for the sale by the Company in an underwritten public offering, which includes amounts to be sold to cover over-allotments;

                        (ii) warrants ("Representative's Warrants") to be issued to LT Lawrence & Co., Inc. (the "Representative"), the representative of the several Underwriters set forth in the Registration Statement (the "Underwriters") to purchase 125,000 shares of Common Stock at an exercise price per share equal to 130% of the initial public offering price; and

                       (iii) 125,000 shares of Common Stock representing shares to be issued upon exercise of the Representative's Warrants.

     As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opin-

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RUBIN BAUM LEVIN CONSTANT & FRIEDMAN

Bigmar, Inc.
June 14, 1996
Page 2

ion. Upon the basis of such examination, we advise you that in our opinion:

                         (i)     the  Common  Stock to be sold by the Company to
the Underwriters, if and when paid for and issued in accordance with the terms of the underwriting agreement between the Company and the Representative in the form of Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement"), will be validly issued, fully paid and nonassessable;

                        (ii) the Representative's Warrants to be sold by the Company to the Representative, if and when paid for and issued in accordance with the terms thereof and the terms of the Underwriting Agreement, will be valid and binding obligations of the Company; and

                       (iii) the Common Stock issuable upon exercise of the Representative's Warrants, if and when paid for and issued in accordance with the terms of the Representative's Warrant in the form of Exhibit 4.2 to the Registration Statement, will be validly issued, fully paid and nonassessable.

         The opinion expressed in paragraph (ii) with regard to the validity and binding nature of the obligations referred to therein are limited to the extent that the validity and binding nature of such obligations may be limited by bankruptcy, insolvency, moratorium or other similar laws or equitable principles relating to or limiting creditors' rights generally.

         We are members of the New York Bar, and the opinions expressed herein are limited to questions arising under the laws of the State of New York and the Federal law of the United States, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement. Reference is made to the section of the Registration Statement entitled "Legal Matters" for a description of ownership of certain securities by certain attorneys of this firm and other matters regarding representation by this firm.

                                    Very truly yours,

                                    /s/ RUBIN BAUM LEVIN CONSTANT & FRIEDMAN
                                    RUBIN BAUM LEVIN CONSTANT & FRIEDMAN





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